Form S-1/A Appendix

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (2016)

the Board of Directors and Stockholders
ACHISON,INC.
Flushing, NY

I have audited the accompanying balance sheets of Achison, Inc. as of March 31, 2016, and the related statements of income, shareholders' equity, and cash flows for the year then ended and the related notes to the financial statements. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that I plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for our opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Achison, Inc. as of March 31, 2016, and the results of operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/JIA ROGER QIAN WANG
JIA ROGER QIAN WANG, CPA

Jackson HTS, NY
Augest 3, 2016

Achison Inc
Balance Sheets
 ( As of March 31, 2016)

March 31, 2016
Assets
Current assets:
Cash & cash equivalents	$40
Short Term Investment	$1,950
Prepaid expenses and other current assets	-
Total current assets	$1,990
Property and equipment, net	-
Investing assets	-
Other assets	-
Total assets	$1,990
Liabilities and stockholder's equity
Liabilities	-
Account payable	-
Tax payable	-
Total current liabilities	-

Stockholder's equity:
Common Stock: NO Par Value; 200 Shares authorized; 0 share issued and outstanding	-
Additional paid-in (paid-out) capital	$2,304
Retained earnings	$(314)
Total stockholder's equity	$1,990
Total liabilities and stockholder's equity	$1,990
Achison Inc Statement of Income For the year ended March 31, 2016
Ended March 31, 2016
Revenues:
Gain(loss) from Investment	-
Other gain(lose)	-
Net profit(lose)	-

Costs and expenses:
Professional fees	$(250)
Organization expenses	-
Bank Fees	$(10)
Total costs and expenses	$(260)

Income (loss) from operations	$(260)
Income (loss) before provision for income taxes	$(260)
Corporation income taxes	$(54)
Net income (loss)	$(314)

Net income(lose) per common share-basic and diluted	-

Weighted average common shares outstanding-basic and diluted	0 shares
- Achison Inc Statement of Changes in Shareholders' Equity For the year ended March 31, 2016
Shareholders' Equity-beginning balance	-
Issuance of Stocks (0 share)	-
Additional Paid in (paid out) Capital	$2,304
Net Income(lose)	$(314)
Shareholders' Equity-Ending Balance	$1,990
Achison Inc Statements of Cash Flows For the year ended March 31, 2016
Ended March 31, 2016
Cash flows from operating activities:
Net income(loss)	$(314)
Adjustments to reconcile net income to net cash provided by operations activities:
Depreciation and amortization	-
Changes in assets and liabilities:
Short term investments	$(1,950)
Prepaid expenses and other current assets	-
Account payable	-
Current liabilities	-
Net cash provided by (used in) operating activities	$(2,264)

Cash flows from investing activities:
Purchase of properties and equipments	-
Net cash provided by (used in) investing activities	-

Cash flows from financing activities:
Capital stock	-
Additional paid-in (paid-out) capital	$2,304
Net cash provided by (used in) financing activities	$2,304

Net increase (decrease) in cash	$40

Cash:Beginning of Quarter	-
Cash:End of Quarter	$40

Achison Inc
Notes to Financial Statements
For the year ended March 31, 2016

Note 1 - Description of the Company's Business

Nature of Operations

Achison Inc, the Company, incorporated in the State of New York on December 29,2014, is engaged in the investment activities of the spot gold trading and the spot silver trading.

During the year ended March 31,2016, the company opened a trading account in Bullion Vault which the brokerage firm registered in England and started trading activities. The Company's activities are subject to significant risks and uncertainties, including failing to secure additional funding to continue business or investment activities.

Note 2 - Summary of Significant Accounting Policies

(a) Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America(GAAP).

This is the financial statements of the Company, the period is from March 31, 2015 to March 31, 2016. It is the second fiscal year since the Company was set up.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities, and disclosures at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Due to the limited level of operations, the Company has not had to make material assumptions or estimates other than the assumption that the Company is a going concern.

(c) Revenue Recognition

The Company recognizes capital gain and loss from the spot gold trading and the spot silver trading at the time we sell gold and silver from the trading accounts in brokerage firms. Revised 08/2016

(d) Income Taxes:

The company files income tax return in the U.S. federal jurisdiction and in the state of New York, The Company is subject to Federal, New York State and New York City corporation income taxes.

Note 3 - Earnings per Share

Net loss per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss by the weighted average number of shares of common stock and potentially outstanding shares of common stock during each period. There were no potentially dilutive shares outstanding as of March 31,2016.

Note 4 - Cash, Cash equivalents and Marketable Securities

The Company considers all highly liquid investments with maturities of three months or less at the time of purchase to be cash equivalents. The Company didn't have any marketable securities.

Note 5- Short Term Investments

The Company considers all investment assets other than marketable securities that can and will be sold within one year to be short term investments. Achison, Inc. operated a trading account in Bullion Vault to trade the spot gold and spot silver, since those investments in the account can be sold online and can be trade anytime in near future as the company's profit source, the company treat the Bullion Vault account as short term investments assets.

Note 6 - Stockholders' Equity

The company has authorized 200 shares of common stocks with no par value per share. There are no shares of common stocks outstanding as of March 31,2016.

In the period from December 29, 2014(Inception) to March 31, 2016, the Company didn't issue any type stocks, options and warrants; the Company didn't have any share-based compensation, related to employee share-based awards, Tax benefit from share-based award activity.

Note 7 - Related Party Transaction

The Company has been provided office space by its owners at no cost. The company's office is located in Flushing, New York. The management determined that such cost is nominal and did not recognize the rent expense in its financial statements.

On February 15,2016, the original sole shareholder of Achison which the name is Liuyan Li , she agreed to transfer 40% shares of the ownership of the Achison to Mr. Wanjun Xie at no cost, Liuyan Li remained 60% shares of ownership for the company.

As of March 31,2016, the company received $2,000 from its shareholders (owners) to use for the initial investment the company treat it as additional paid in capital. The company transferred $1,950 from the company's bank account to its investment account in Bulion Vault as of March 31,2016, and the company used those $1,950 purchased spot gold and spot silver as short term investment as of March 31,2016.